As filed with the Securities and Exchange Commission on February 19, 1998

                                                 REGISTRATION NO. ______________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            GENERAL ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)

           New York                                    14-0689340
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                              3135 Easton Turnpike
                          Fairfield, Connecticut 06431
          (Address of Principal Executive Offices, including Zip Code)

                                Robert E. Healing
                                Corporate Counsel
                              3135 Easton Turnpike
                          Fairfield, Connecticut 06431
                     (Name and address of agent for service)
                                 (203) 373-2243
          (Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time following the effectiveness of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/



                                 CALCULATION OF REGISTRATION FEE
---------------------------- ---------------- --------------------- -------------------------- ------------------
                                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF  EACH CLASS OF      AMOUNT TO BE     OFFERING PRICE PER    AGGREGATE OFFERING         AMOUNT OF
SECURITIES TO BE             REGISTERED       SHARE <F2>            PRICE <F2>                 REGISTRATION FEE
REGISTERED                   <F1>
---------------------------- ---------------- --------------------- -------------------------- ------------------
Common Stock, $0.16 par      6,000,000        $77.9063              $467,437,500.00            $137,894.06
value                        shares
---------------------------- ---------------- --------------------- -------------------------- ------------------

(1) Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.
(2) Calculated pursuant to Rule 457(c), based on the average of the high and low prices for the Common Stock on the New York Stock Exchange Composite Tape for February 13, 1998.

     The prospectus included in this Registration Statement is a combined prospectus as permitted by Rule 429 under the Securities Act of 1933, as amended, and includes, as of ______________, 1998, ____________ shares of Common Stock previously registered and unsold under Registration Statement No. 33-47500.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                                      PROSPECTUS

                                 GE STOCK DIRECT


         GE Stock Direct offers investors the opportunity to:

          o Buy shares of General Electric Company ("GE") common stock through GE Stock Direct, even if you are not already a GE share owner.

          o If you wish, reinvest dividends on GE stock in additional shares of GE.

          o    Sell or transfer shares of GE stock.

          o    Send in your GE stock certificates for safekeeping.


          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                THE DATE OF THIS PROSPECTUS IS __________, 1998.

         This Prospectus describes the GE Stock Direct Plan (the "Plan"). The purpose of the Plan is to promote long-term investment in GE stock. The Plan will be available beginning June 1, 1998. Before enrolling in the Plan, read this Prospectus carefully.

     The Plan replaces the former GE Dividend Reinvestment and Stock Purchase Plan ("DRSPP"). If you have an account in the DRSPP on June 1, 1998, your account will be changed to a Plan account on that date, without any action on your part. This Prospectus replaces the prospectus for the DRSPP, as of June 1, 1998.



                                  PLAN SUMMARY



ENROLLMENT. To enroll in the Plan, you must be a record owner of GE stock, or you may become a record owner by buying a minimum of $250.00 of GE stock through the Plan when you enroll. If you are not a record owner, there is a one-time $7.50 enrollment fee for your initial purchase of GE stock.



PLAN ACCOUNT. When you enroll in the Plan, an account will be opened in your name(s) to hold the shares of GE stock you buy or transfer into the account. The shares in the account will be held in "book entry" form. Instead of receiving stock certificates, you will receive statements of your account. You may obtain stock certificates for shares held in your account at any time, upon request and without charge.



DIVIDENDS. You may choose to reinvest dividends on any or all shares in your Plan account, or to receive cash dividends. If you have your dividends reinvested, the shares purchased will be added to your Plan account. There is no fee for dividend reinvestment.


ADDITIONAL PURCHASES. You may make additional purchases of GE stock, directly from GE, through the Plan. You may buy up to $10,000.00 worth of GE stock per week, paid by check or money order, for a $3.00 fee per transaction. You may also make automatic monthly purchases by means of electronic funds transfer from your bank, for a $1.00 fee per transaction. Shares purchased will be added to your Plan account.



SAFEKEEPING. You may send your GE stock certificates to the Plan for safekeeping. The shares will be converted to book entry shares held in your Plan account. You may obtain certificates at any time. There is no fee for safekeeping or for delivery of certificates upon request.


SELLING SHARES IN YOUR ACCOUNT. You may sell shares in your account, at the market price. A transaction fee of $10.00, plus $0.15 per share, will be deducted from the proceeds.

TRANSFERRING SHARES. You may transfer shares in your account to another person without charge.


CONTACTING THE PLAN. GE Stock Direct, a unit of GE's transfer agent, The Bank of New York, acts as agent for participants in the Plan. You can contact GE Stock Direct by:

         Telephone:        1-800-STOCK-GE (1-800-786-2543)

         Internet:         http://stock.bankofny.com/ge

         Mail:             GE Stock Direct; c/o Bank of New York
                           P.O. Box 19552; Newark, NJ 07195-0552

         Courier:          GE Stock Direct; c/o Bank of New York
                           101 Barclay Street, 11-E; New York, NY 10007



FORMS. Each Plan statement that you receive will contain a tear-off form that can be used for any Plan transaction. You can obtain additional forms by calling or e-mailing GE Stock Direct.



TRANSACTION FEES. Plan participants are responsible for the transaction fees listed below. Non-record holders will be charged a one-time $7.50 enrollment fee. GE pays all other costs of administering the Plan. All participants should note that, beginning June 1, 1998, the fees shown below for purchases and sales of stock will apply to EACH purchase or sale in your account. THERE ARE NO FEES FOR DIVIDEND REINVESTMENT OR SAFEKEEPING.

    o  Additional purchase by check or money order                  $3.00

    o  Monthly purchase by automatic withdrawal                     $1.00

    o  Sale of stock                                               $10.00

                                                              + $0.15 per share


         BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.



                               HOW THE PLAN WORKS

1.  HOW DO I ENROLL IN THE PLAN?

          To enroll in the Plan, you must be a record owner of GE stock, or you can become a record owner by buying stock when you enroll. Both methods are described below. If you have an account in the DRSPP on June 1, 1998, you will automatically be enrolled in the Plan and your DRSPP account will be changed to a Plan account, without any action on your part and without charge.

1. IF YOU ARE A RECORD OWNER (which means that you already own at least one share of GE stock in your name), request an enrollment package by calling 1-800-STOCK-GE (1-800-786-2543). You can also download enrollment materials at http://www.ge.com or http://stock.bankofny.com/ge. Complete and mail back the enrollment form.

2. You can BECOME A RECORD OWNER in several ways:

     o You can buy GE stock through the Plan at the time you enroll in the Plan. Request an enrollment package by calling 1-800-STOCK-GE (1-800-786-2543), or download enrollment materials at http://www.ge.com or http://stock.bankofny.com/ge. Complete and mail back the enrollment form. The minimum initial purchase is $250.00, and the enrollment fee is $7.50. You should enclose a check or money order payable to "GE Stock Direct" in U.S. dollars, drawn on a U.S. bank, as payment for the GE stock you are purchasing plus the enrollment fee. Do not send cash. Purchases are made weekly, generally on Wednesday (or the next business day if Wednesday is not a business day).

                    o If you wish to arrange for automatic monthly purchases
               through electronic funds transfer, complete that section of the enrollment form. You can expect that it will take four to six weeks to begin automatic monthly purchases. Purchases are made on the 25th of each month (or the next business day if the 25th is not a business day).

     o If you own GE stock in another name (e.g. in a broker, bank, trust or other nominee name), you can arrange with the nominee to transfer at least one share of stock into your name, and then follow the instructions for record owners in 1. above. If you do not wish to transfer shares held in nominee name, you can enroll in the Plan by purchasing shares in your name at the time of enrollment, as described above.

     o You can purchase at least one share of GE stock in your name through a broker or other vendor, and then follow the instructions for record owners in 1. above.

2. HOW CAN I BUY ADDITIONAL SHARES OF GE STOCK THROUGH THE PLAN?

          After you have opened a Plan account, you can buy additional shares by mail. You can also arrange for automatic, monthly purchases. Each method is described below. The minimum purchase is $10.00, and the maximum purchase is $10,000.00 per week. You will not receive interest on cash held by GE Stock Direct for stock purchases.

          Use the tear-off form found on each Plan statement. You will also receive forms for additional purchases of GE stock with your enrollment package. To obtain additional forms, you can call or e-mail GE Stock Direct.

          Complete the form and enclose your payment. You may pay by check or money order payable to "GE Stock Direct" in U.S. dollars, drawn on a U.S. bank, in the amount of the purchase price, plus the $3.00 transaction fee. Third party checks and foreign checks will not be accepted and will be returned to the sender. Do not send cash. Send the form and payment to GE Stock Direct. Purchases generally will be made within one week after the purchase order is received by GE Stock Direct.

          Occasionally, a check submitted to pay for additional shares is returned unpaid to GE Stock Direct. If shares have already been purchased for an account in reliance on that check, then GE Stock Direct will resell the shares purchased in reliance on the unpaid check. GE Stock Direct may liquidate shares in the account to reimburse it for transaction fees for the sale, plus any loss incurred on selling the shares.

         AUTOMATIC MONTHLY PURCHASES BY AUTOMATIC WITHDRAWAL. You may authorize GE Stock Direct to make automatic monthly purchases of a specified dollar amount of GE stock, paid for by automatic withdrawal from your bank account by electronic funds transfer. There will be a $1.00 charge for each transaction.

         Use the mail-in form (the same form used for additional purchases) to authorize monthly purchases and automatic withdrawals. Funds generally will be withdrawn from your bank account on the __ th day of each month (or the next business day if the __th is not a business day). Purchases will be made on the 25th of each month (or the next business day if the 25th is not a business day). Allow four to six weeks for the initial purchase. To terminate monthly purchases by automatic withdrawal, you must send GE Stock Direct written, signed instructions.

3. DO I HAVE TO HAVE DIVIDENDS REINVESTED ON THE SHARES IN MY ACCOUNT?

          Dividend reinvestment is a service offered by the Plan at no charge, but it is not required. When you enroll in the Plan, you will indicate whether you want the dividends on any or all of the shares in your account reinvested. IF YOU DO NOT INDICATE A PREFERENCE, DIVIDENDS ON THE SHARES HELD IN YOUR PLAN ACCOUNT ON THE DIVIDEND RECORD DATE WILL BE REINVESTED IN ADDITIONAL SHARES OF GE STOCK ON THE DIVIDEND PAYMENT DATE.

         If you choose to receive cash dividends on any of the shares in your account, you may receive them either as electronic funds deposited to the bank account you indicate on your enrollment form, or as a check mailed to the address listed for your account.

          You may change your election regarding dividend reinvestment or payment at any time and at no charge, using the form on your Plan statement. Any changes will be effective as of the next record date after GE Stock Direct receives notice of the change.

          You should note that under U.S. federal income tax law, dividends are taxable to you even if your dividends are reinvested through the Plan. GE Stock Direct will mail you a Form 1099-DIV reporting your dividends (including reinvested dividends), shortly after the close of each calendar year.

4. HOW ARE THE SHARES PURCHASED FOR MY ACCOUNT?

          GE Stock Direct will buy the shares for your Plan account. GE Stock Direct may buy shares in the public markets or in privately negotiated transactions. GE Stock Direct may also buy shares of GE stock held in GE's treasury, which are shares of GE stock previously issued and later repurchased by GE. Purchases generally will be made by GE Stock Direct once each week.

         GE Stock Direct, a unit of The Bank of New York, GE's transfer agent, may use BNY Brokerage Services, Inc., a wholly owned subsidiary of The Bank of New York, to execute purchases and sales for Plan participants.

5. WHAT PRICE WILL I PAY FOR SHARES I BUY THROUGH THE PLAN?

          If GE Stock Direct buys your shares in the public markets or in privately negotiated transactions, the share price will be the average price of all shares purchased for Plan participants by GE Stock Direct on that date.

          If GE Stock Direct buys your shares from GE's treasury, the price will be the average of the high and low prices on the New York Stock Exchange Composite Tape for GE stock on the date of purchase.

          These share prices apply whether GE Stock Direct is buying shares for your initial enrollment, or purchasing additional shares for your account, or reinvesting dividends. When you send in a payment or have funds automatically withdrawn to buy GE stock, GE Stock Direct will use your funds to purchase the number of shares (including fractional shares to ___ decimal places) that can be purchased with your funds at the price described above, after deducting the transaction fees. Because purchases are made once weekly, there may be a delay of up to five business days between the date GE Stock Direct receives your funds and the date that stock is purchased for your Plan account.

--------------------------------------------------------------------------------
Non-record holders will be charged a one-time $7.50 enrollment fee. All Plan participants will be charged the fees shown below for EACH additional purchase of stock by GE Stock Direct. There are no fees for dividend reinvestment.

    o Purchase by check or money order.....................................$3.00

    o Monthly purchase by automatic withdrawal ............................$1.00
--------------------------------------------------------------------------------


6. HOW CAN I KEEP TRACK OF MY ACCOUNT ACTIVITY?

         GE Stock Direct will mail you quarterly statements of your account balance and activity. The statements will be mailed on or about the 30th day of each January, April, July and October.

          In addition, whenever there is activity in your account such as an additional purchase of shares, or withdrawal, transfer or sale of shares, GE Stock Direct will mail you a separate written confirmation of that transaction.

          You can get an update on your account information by calling 1-800-STOCK-GE (1-800-786-2543) and using the automated telephone system. You can also speak with a Plan representative, by calling the same number during normal business hours.

         Be sure to keep your Plan statements for income tax purposes.

          If you believe that an error has been made in your Plan records, or that Plan mailings to you are being misdirected, lost or stolen, promptly contact GE Stock Direct.

7. WHAT IS SAFEKEEPING?  HOW DOES IT WORK?

          Safekeeping is a service provided by GE Stock Direct. If you have GE stock certificates, you may send them to GE Stock Direct for deposit as book entry shares held in a Plan account. With safekeeping, you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. You also may use the Plan's stock selling services if you wish to sell the shares.

          To use the safekeeping service, send your certificates to GE Stock Direct by registered mail, insured for 2% of the current market value of the shares. Include signed, written instructions to GE Stock Direct to deposit the shares in a Plan account for safekeeping. Do NOT endorse the certificates or complete the assignment section on the back of the certificates. Indicate whether you want to reinvest dividends on the shares or receive cash dividends. IF YOU DO NOT INDICATE A PREFERENCE, DIVIDENDS ON SHARES SUBMITTED FOR SAFEKEEPING WILL BE REINVESTED.

8. CAN I GET CERTIFICATES FOR SHARES IN MY ACCOUNT?

          You may obtain certificates at any time, on request and without charge. Use the form on your Plan statement to order certificates. You can continue to reinvest dividends on shares through the Plan, even though you receive certificates. Certificates will be issued in the exact name(s) shown on the account, unless you follow the procedures in Question 9. below to have them issued in a different name. Delivery will be by first class mail.

         Certificates are issued for full shares only. If you request an amount which includes a fractional share, GE Stock Direct will liquidate the fractional share and send you a check for the current market value of the fractional share. You should receive the certificates and check within two weeks after making your request to GE Stock Direct.

9. CAN I TRANSFER PLAN SHARES TO ANOTHER PERSON?

         You can transfer Plan shares to another person, either in or out of the Plan. You can transfer shares to a person who has a Plan account, or you can set up a new Plan account for another person by using shares transferred from your account.

         You can also transfer shares by ordering certificates for shares in your account issued in the name of another person.

          If you wish to transfer shares, GE Stock Direct must have your written instructions, with your signature on the written instructions guaranteed by a bank or broker participating in the NYSE Medallion Guarantee program. This helps ensure that only the owner of the account can have shares transferred to a different account or name. Provide the name, address, and social security or tax identification number of the new owner.

          When you have shares transferred to another account or have certificates issued in a different name, those shares will be considered withdrawn from your Plan account. Beginning with the first dividend record date after the change in ownership, dividends on those shares will be paid to the new owner. DIVIDENDS ON SHARES HELD IN A PLAN ACCOUNT WILL BE REINVESTED, UNLESS THE NEW ACCOUNT OWNER DIRECTS GE STOCK DIRECT TO PAY DIVIDENDS IN CASH. Dividends on certificates issued in a new name will be paid by check mailed to the address of the new owner.

10. WILL THE SHARES STILL BE IN MY PLAN ACCOUNT AFTER I RECEIVE CERTIFICATES?

          The answer to this question depends on whether you are reinvesting dividends on those shares. If you are reinvesting dividends, then the shares will remain in your Plan account, even though you have the certificate(s). If you receive cash dividends on the shares, OR if you indicate that you want to stop reinvesting dividends on the shares, the shares will be withdrawn from your Plan account when the certificate is prepared.

          For example, let's say that you have 125 shares in your account, with dividends reinvested. If you request a certificate for 25 shares, you would still have 125 shares in your Plan account. Dividends would continue to be reinvested on all 125 shares even though you have a certificate for 25 of them. If, however, you then requested certificates for all of the shares remaining in your account, you would get a certificate for 100 shares, because you already have the certificate for the 25 shares requested earlier.

         On the other hand, if you have 125 shares in your account, and you request a certificate for 25 shares and indicate that you want cash dividends on those shares, you will then have 100 shares in your Plan account.

         Please note that if your Plan account holds less than one full share, GE Stock Direct may close the account, liquidate the stock and send you a check representing the current market value of the fractional share that was in the account. To open a new Plan account, you would need to submit a new enrollment form.


11. HOW CAN I SELL SHARES FROM MY PLAN ACCOUNT?

          To sell shares, complete and mail the tear-off form on your Plan statement (or request additional forms from GE Stock Direct). GE Stock Direct will sell Plan shares at the current market price on the New York Stock Exchange, within four business days after receiving your sell order. Sales are processed twice weekly. There is a transaction fee of $10.00, plus $0.15 per share, for each sale of Plan shares. These fees will be deducted from the proceeds of the sale, and you will receive payment of the net proceeds by check mailed within three business days after the sale. You will not receive interest on sales proceeds held pending disbursement.

          For income tax purposes, GE Stock Direct will mail you a Form 1099-B reporting sales of shares, attached to your check for the net proceeds of the sale.

         Of course, you may also sell your shares through the stockbroker of your choice, or privately. In either case, request certificates for your shares (see Question 8. above) and proceed as you would to sell any other stock for which you have the certificates.

         Please note that if your Plan account holds less than one full share, GE Stock Direct may close the account, liquidate the stock and send you a check representing the market value of the fractional share that was in the account. To open a new Plan account, you would need to submit a new enrollment form.

12. HOW CAN I CLOSE MY ACCOUNT?

          You can close your account at any time using the tear-off form on your Plan statement. Your account will be closed within four business days after GE Stock Direct receives your written instructions.

         When your account is closed, GE Stock Direct will send you certificates representing all of the full shares in your account, registered in the same name as that of the account. (If you wish a different registration, please see Question 9. above.) GE Stock Direct will liquidate any fractional share in your account and send you a check for the proceeds.

          Alternatively, you may direct GE Stock Direct to sell any or all of the shares in your account. If shares are sold, a transaction fee of $10.00 plus $0.15 per share will be deducted from the proceeds, and GE Stock Direct will mail you a check for the net proceeds. You will not receive interest on sales proceeds held pending disbursement.

         To close an account on the death of a sole account holder, the executor should contact GE Stock Direct for specific instructions.

         After your account is closed, dividends on any shares of GE stock you hold will be sent to you at the address you provide, or automatically deposited in your bank account in accordance with your instructions.

                             ADDITIONAL INFORMATION

         VOTING. If you have a Plan account, you will receive proxy materials, reports to share owners, and other materials sent to GE share owners. The proxy card you receive will represent both the full and fractional shares in your Plan account, AND shares for which you hold certificates that are not in your Plan account.

          DIVIDENDS. The Board of Directors determines dividend record and payment dates, and dividend rates. The Board of Directors may change the amount and timing of dividends at any time, without notice.

         STOCK SPLITS AND STOCK DIVIDENDS. Your account will be adjusted to reflect any additional shares of GE stock distributed as a stock split, dividend or other distribution based on the shares of GE stock held in your name (including shares not held in your Plan account). You can obtain certificates for such additional shares at any time and without charge. See Question 8.

         RESPONSIBILITY. Neither GE nor GE Stock Direct will be liable for actions taken in good faith in administering the Plan, or for actions required by law, or for good faith omissions to act. This includes any claims for liability relating to the prices at which shares are purchased or sold for your account, the dates of purchases or sales, or any changes in the market value of GE stock.

         Your account represents an investment in GE stock, which may increase or decrease in value. You are responsible for the investment decisions regarding your Plan investments. Neither GE nor GE Stock Direct can provide investment advice with respect to your Plan account.

         You are responsible for costs that you incur in connection with Plan participation -- for example, the cost of sending certificates or other materials to GE Stock Direct, fees that your bank may charge you for electronic funds transfer, or delivery fees for certificates or payments GE Stock Direct sends to you by means other than first class mail, at your request.

         CHANGES IN THE PLAN. This Prospectus (including any supplements or revisions that may be distributed in the future) sets forth the terms of the Plan. GE may change the terms of the Plan, including applicable fees, or terminate the Plan, at any time. GE Stock Direct will mail you a supplemental or revised prospectus before any material changes in the Plan are effective. GE and GE Stock Direct may change their administrative procedures without notice, if the changes do not change material terms of the Plan.

         FOREIGN PARTICIPATION. If you live outside the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan, or affect the terms of the Plan. GE has the right to terminate participation of any share owner if it deems it advisable under any foreign laws or regulations. Tax consequences of Plan participation may vary under foreign laws or regulations, and you should determine the tax treatment of Plan features, such as dividend reinvestment, before you decide to invest through the Plan.

          USE OF PROCEEDS. Proceeds from the sale of GE treasury shares through the Plan, if any, will be used by GE for general corporate purposes.

          LEGAL MATTERS. The Plan is governed by the laws of the State of New York, GE's state of incorporation. GE's Corporate Counsel, Robert E. Healing, has given GE his legal opinion regarding the validity of the GE stock offered by this Prospectus.

         INDEPENDENT PUBLIC ACCOUNTANTS. KPMG Peat Marwick LLP, independent certified public accountants, audited GE's consolidated financial statements for the year ended December 31, 199_. GE's Annual Report on Form 10-K includes these financial statements and the auditors' report. This Prospectus incorporates the financial statements and report by reference, relying on KPMG Peat Marwick LLP's authority as experts in accounting and auditing.

                              INFORMATION ABOUT GE

          GE is a diversified technology, manufacturing and services company. GE operates in more than 100 countries around the world, including 250 manufacturing plants in 26 different nations. GE employs 276,000 people worldwide, including 165,000 in the United States. For the year ended December 31, 1997, GE reported revenues of $90.84 billion, and net earnings of $8.20 billion. GE's principal executive offices are located at 3135 Easton Turnpike, Fairfield, CT 06431 (telephone (203) 373-2475).

         WHERE TO OBTAIN ADDITIONAL INFORMATION ABOUT GE. GE files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any such reports, statements or other information that GE files, at the SEC's Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. GE's SEC filings are also available from the New York Stock Exchange, from commercial document retrieval services and from the Internet site maintained by the SEC at http://www.sec.gov.

         The SEC allows GE to "incorporate by reference" the information it files with the SEC. This means that important disclosures contained in GE's SEC filings, although not repeated in this Prospectus, are considered to be included in this Prospectus, because the filings are listed below. Later information filed with the SEC will update and supersede the information in the documents listed below. These later filings also will be considered to be included in this Prospectus. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, comprise the incorporated documents:

         1.   Annual Report on Form 10-K for the year ended December 31, 199_.

         2. The description of GE stock contained in the Registration Statement on Form S-4 (File No. 333-30845), and any document filed which updates such description.

         For information about the Plan or GE, you should rely only on the information contained in this Prospectus or incorporated by reference. GE has not authorized anyone else to provide you with different or additional information. The information in this Prospectus is accurate as of the date of the Prospectus (_________, 1998). This information will be updated by means of supplemental or revised prospectuses, and by the future filing of GE's reports to the SEC, described above.

         GE will provide, without charge, a copy of any or all of the documents incorporated by reference in this Prospectus (but not exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Direct your request for copies to GE Corporate Investor Communications; 3135 Easton Turnpike; Fairfield, CT 06431 (telephone (203) 373-2475). Information about GE is also available at GE's Internet site at http://www.ge.com.

                                    PART II.
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

             Accounting Fees*..................................................$
             Legal Fees*........................................................
             Printing Expenses*.................................................
             Service Charge including postage - The Bank of New York............
             Miscellaneous*.....................................................
                        Total Expenses*........................................$

             *  To be filed by amendment.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 6 of the Registrant's Certificate of Incorporation, as amended, provides as follows:

         A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

Article XI of the Registrant's By-laws, as amended, provides as follows:

A. The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation, of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph a shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.


B. The Company may, to the extent authorized from time to time by the board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.

C. The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise.

D. The right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XI, to the fullest extent permitted by applicable law.

E. This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

ITEM 16.  EXHIBITS.

See Exhibit Index.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;


              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on February 18, 1998.

                                       GENERAL ELECTRIC COMPANY


                                       By:  *DENNIS D. DAMMERMAN
                                             -----------------------------
                                             Senior Vice President-Finance

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


SIGNATURE                                   TITLE                                   DATE

*Dennis D. Dammerman                Senior Vice President-Finance
                                    Principal Financial Officer


/S/ PHILIP D. AMEEN                 Vice President and Comptroller
Philip D. Ameen                     Principal Accounting Officer            February 18, 1998



*John F. Welch, Jr.                 Chairman of the Board of Directors
Principal Executive Officer


*James I. Cash, Jr.                 Director
*Silas S. Cathcart                  Director
*Paolo Fresco                       Director
*Claudio X. Gonzalez                Director
*Gertrude G. Michelson              Director
*Eugene F. Murphy                   Director
*Sam Nunn                           Director
*John D. Opie                       Director
*Frank H. T. Rhodes                 Director
*Douglas A. Warner III              Director

A Majority of the Board of Directors

*By:   /S/ PHILIP D. AMEEN
       ----------------------------------
       Philip D. Ameen, Attorney-in-Fact

                                  EXHIBIT INDEX



Exhibit 4: Restated Certificate of Incorporation and By-laws of the Registrant, incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated April 28, 1997.

Exhibit 5       Opinion of Robert E. Healing**

Exhibit 23(a):  Consent of KPMG Peat Marwick LLP**

Exhibit 23(b):  Consent of Robert E. Healing (included in Exhibit 5)**

Exhibit 24(a):  Power of Attorney of certain Officers and Directors of GE*

--------------------------------
*     Filed electronically herewith.
**    To be filed by amendment.